FOR IMMEDIATE RELEASE

Ruth’s Chris Steak House Announces Preliminary Second Quarter Sales for Company-owned Restaurants

- Restaurant Sales increase 28.4% to $73.6 million for Quarter -

Heathrow, Florida – July 5, 2007 - Ruth’s Chris Steak House, Inc., (Nasdaq: RUTH) announced today that company-owned restaurant sales from continuing operations, which excludes franchise and other income, increased 28.4% to $73.6 million for the second quarter ended July 1, 2007 versus $57.4 million for the second quarter ended June 25, 2006. The increase over the prior year’s quarter was driven primarily by sales from 13 additional restaurants in operation during the period. Company restaurant operating weeks increased 28.9% to 687 during the quarter with the average weekly restaurant volumes of all operating company-owned locations down slightly (0.4%) to $107,197 on a fiscal basis.

Total revenues from continuing operations, including franchise and other income, are expected to be between $76.9 and $77.1 million for the second quarter of 2007 versus $60.5 million for the second quarter of 2006.

For the second quarter of 2007, company-owned comparable restaurant sales on a fiscal basis decreased 0.4%. On a comparable calendar basis (adjusting for the fiscal week shift) comparable restaurant sales increased 1.0% marking the 17th consecutive quarter of comparable sales growth. Comparable sales growth consisted of an average check increase of 4.1% driven by non-entrée increases in bar and lounge traffic, menu selection shifts, and year over year menu pricing of approximately 3.0%. This was partially offset by an entrée reduction of 3.1%. Company-owned comparable restaurant sales lapped last year’s second quarter growth of 6.0%.

During the quarter ended July 1, 2007, the Company opened a restaurant in Anaheim, California and Biloxi, Mississippi. Biloxi completed all pre-opening activities and opened ahead of schedule on Sunday, July 1, 2007.

Craig S. Miller, Chairman of the Board, President and Chief Executive Officer, stated, "While our diverse consumer base contributes to our significantly higher per restaurant sales volumes, it also exposes us, to some extent, to the macro-economic issues facing our industry. Although restaurant sales were somewhat below our expectations, we expect cost controls and efficiencies to preserve restaurant-level profitability.”

Miller continued, “We are particularly pleased with the increased volumes and improved operating performance from our 7 acquired locations which averaged weekly sales volumes almost 15% above the prior year, pre-acquisition, levels. Additionally, our growth in restaurant operating weeks and revenue, currently exceeding 25%, is allowing us to leverage investments we have made in our infrastructure. Our newly opened restaurants, on an average weekly sales basis, performed slightly below all other locations due to a combination of seasonality as well as the company’s practice to limit reservations during the early weeks of operation. That said, we continue to be encouraged that the volumes and returns on capital at these and our other newer restaurants remain strong. With current internal initiatives in place, our operations solid and an expectation for strengthening demand versus a year ago, we remain optimistic for the remainder of the year and continue to be comfortable with our long term earnings growth rate of between 16% and 20%.”

The Company expects to close on its 3 location Pacific-Northwest acquisition later this month.

Selected Financial Information for Company-owned Restaurants:

13 Weeks Ended		13 Weeks Ended
	July 1, 2007	June 25, 2006
All Company Restaurants:
Operating Weeks	687	533
Restaurant Sales (in millions)	$73.6	$57.4

		13 Weeks Ended
		July 1, 2007
Comparable Restaurants:
Sales		1.0%
Entrées (traffic)		(3.1%)
Check (non-entrée traffic, mix and menu pricing)		4.1%

Selected Restaurant Sales Information for the Fiscal Quarter ended:

	Sales	Percentage	Operating
	(millions)	Change	Weeks
Comparable Restaurants	$55.5	(0.4%)	520
Acquired Restaurants	10.4	n.m.	76
New Restaurants	7.7	351.1%	91
Total	$73.6	28.4%	687

	Average	Percentage
	Weekly Sales	Change
Comparable Restaurants	$106,645	(0.4%)
Acquired Restaurants	114,567	14.9%
New Restaurants	102,155	n.m.
Total	$107,197	(0.4%)

About Ruth's Chris Steak House

Ruth's Chris Steak House, Inc. is the largest fine-dining company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 107 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime ... just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding our total revenues for the quarter and expected completion of our acquisition, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as “risk factors” in our 2006 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

Contact: ICR Investor Relations: Tom Ryan, 203-682-8200 tryan@icrinc.com or Raphael Gross, 203-682-8200 rgross@icrinc.com or Media: Alecia Pulman, 203-682-8259 alecia.pulman@icrinc.com